                                   Exhibit 2I


THOMAS A. BANGERT  (Vice President of Operations of First Banks, Inc.)

Residence or Business Address:             12575 Conway Road
                                           St. Louis, Missouri 63141

Principal Occupation or Employment:        Financial services

         Name of Employer:                 First Banks, Inc.

         Principal Business:               Bank holding company

         Address:                          135 North Meramec,
                                           Clayton, Missouri 63105

Criminal Proceedings During Last 5 Years:         None

Civil Proceedings During Last 5 Years:            None

Citizenship:                                      U.S.A.